Exhibit 12.29(b)

Description of Amendments to the Retirement Benefit Agreement, dated January 27, 1995, between Mylan Inc. (the “Company”) and C.B. Todd (the “Agreement”)

In January 1998, the Board of Directors of the Company amended Section 3.3 of the Agreement (which is filed as Exhibit 10(b) to Form 10-K for the fiscal year ended March 31, 1995) to provide that, should Mr. Todd retire after March 31, 1996, he would receive $300,000 each year for fifteen years. Mr. Todd initially retired from the Company in May 1999, but returned to serve as President and Chief Operating Officer from 2001 to 2002 before retiring again, effective September 1, 2002. In October 2002, the Board of Directors of the Company again amended the Agreement, this time to increase Mr. Todd’s retirement benefit by $150,000 per year, effective as of September 1, 2002, to a total of $450,000 per year.